SIFCO Industries, Inc. (“SIFCO”) Announces
Fiscal 2013 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its fiscal year 2013, which ended September 30, 2013.

Fiscal Year

•	Net sales in fiscal 2013 increased 12.8% to $116.0 million, compared to $102.9 million in fiscal 2012.

•	Income from continuing operations in fiscal 2013 was $9.8 million, or $1.81 per diluted share, compared with $6.3 million, or $1.18 per diluted share, in fiscal 2012.

•	Net income for fiscal 2013 was $10.2 million, or $1.90 per diluted share, compared with net income of $6.5 million, or $1.22 per diluted share, in fiscal 2012.

CEO Michael S. Lipscomb stated, "SIFCO completed its strategic move back to its forging and finishing core competencies. During fiscal 2013, SIFCO sold its Applied Surface Concepts business, discontinued its Turbine Component Services and Repair business, and purchased General Aluminum Forge. SIFCO now reports as one business segment, SIFCO Forged Components. SIFCO is now a focused supplier of forged and finished products to the Aerospace and Energy markets.”

The results for fiscal 2013 include the results of General Aluminum Forge, which was acquired in July 2013.

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2013 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

The Company is engaged in the production and sale of a variety of metal working services and products produced primarily to the specific design requirements of its customers. The services include forging, heat-treating, coating welding, machining and selective plating. The products include forged components (both conventional and precision), machined forged parts, other machined metal components as well as turbine engine component repairs. The Company’s operations were conducted in three business segments during fiscal 2013: (i) SIFCO Forged Components, continuing into fiscal 2014; (ii) Turbine Component Services and Repair ("Repair Group"), discontinued in fiscal 2013; and (iii) Applied Surface Concepts ("ASC"), divested in fiscal 2013. Due to the divestiture and discontinuation of the two segments in fiscal 2013, management will evaluate the Company as a single reporting segment in the Aerospace and Energy ("A&E") industries

Fiscal Year Ended September 30
(Amounts in thousands, except per share data)

	Fiscal Year Ended September 30,
	2013	2012
Net sales	$116,001	$102,900
Cost of goods sold	87,986	81,094
Gross margin	28,015	21,806
Selling, general and administrative expenses	12,262	9,906
Amortization of intangible assets	2,076	2,879
Loss (gain) on disposal of operating assets	(89)	—
Operating income	13,766	9,021
Interest income	(24)	(27)
Interest expense	342	471
Foreign currency exchange (gain) loss, net	23	(16)
Other income, net	(421)	(575)
Income from continuing operations before income tax provision	13,846	9,168
Income tax provision	4,088	2,861
Income from continuing operations	9,758	6,307
Income (loss) from discontinued operations, net of tax	476	241
Net income	$10,234	$6,548
Income per share from continuing operations
Basic	$1.82	$1.19
Diluted	$1.81	$1.18
Income (loss) per share from discontinued operations, net of tax
Basic	$0.09	$0.04
Diluted	$0.09	$0.04
Net income per share
Basic	$1.91	$1.23
Diluted	$1.90	$1.22
Weighted-average number of common shares (basic)	5,363	5,317
Weighted-average number of common shares (diluted)	5,401	5,380

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Contacts

SIFCO Industries, Inc.
Catherine M. Kramer, 216-881-8600
www.sifco.com